EXHIBIT 99.1

PRESS RELEASE

For More Information Contact:                                                         For Immediate Release
Michael M. Ciaburri
President & Chief Executive Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Reports Second Quarter 2007 Results

New Haven, Connecticut (July 23, 2007) - Southern Connecticut Bancorp, Inc.(“Bancorp”), (AMEX:SSE), headquartered in New Haven, Connecticut, today reported results for the second quarter ended June 30, 2007.

Net loss for the second quarter of 2007 was $(23,016) or $(0.01) per share compared with a net loss of $(242,408) or $(0.08) per share for the second quarter ended June 30, 2006.  The loss is a direct result of various one-time expenses including the retirement benefits of Joseph V. Ciaburri, who is Bancorp’s former Chairman and Chief Executive Officer.  Mr. Ciaburri is now a consultant to Bancorp and The Bank of Southern Connecticut.

Total assets at June 30, 2007 were $130,028,620 representing a 33% increase from total assets of $97,863,900 at June 30, 2006.  Total loans at June 30, 2007 were $84,631,413 representing a 32% increase from total loans of $63,996,039 at June 30, 2006.  Total deposits grew by 42% from $75,132,341 at June 30, 2006 to $107,021,601 at June 30, 2007.  Total interest income also grew by $605,846 representing a 37% increase from $1,651,715 during the second quarter of 2006 to $2,257,561 during the second quarter of 2007.

Total non-interest expense increased by $241,796 representing a 17% increase from $1,430,259 during the second quarter of 2006 to $1,672,055 during the second quarter of 2007.

Michael M. Ciaburri, President and Chief Executive Officer, commented, “Despite the small loss in the current quarter, we are encouraged with the continuing development of our operations as we continue to increase our loans and deposits.  We will continue to grow our franchise in a slow and steady fashion and try to maintain strict and necessary expense controls that will hopefully lead us to sustained and consistent profitability on a quarterly basis.”

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island.  Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut.  The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000.  The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products.  The Bank currently operates five branches, two in New Haven, Connecticut, one in Branford, Connecticut, one in North Haven, Connecticut, and one in New London, Connecticut.

Southern Connecticut Bancorp was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area.  Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career.  Prior to forming Southern Connecticut Bancorp, Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)  Mr. Ciaburri’s son, Michael, is now the President and CEO of Bancorp and The Bank of Southern Connecticut.

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in our prospectus filed on June 17, 2004.  Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.

FINANCIAL HIGHLIGHTS
SOUTHERN CONNECTICUT BANCORP, INC.

	June 30	December 31	June 30
BALANCE SHEET DATA	2007	2006	2006
Loans Receivable ( net of allowance for loan losses)	$84,631,413	$75,306,255	$63,996,039

Loans Held for Sale, Fair Value	60,349	118,223	366,872

Investment Securities	7,086,233	8,054,821	8,892,402

Deposits:
Checking - Non Interest Bearing	25,896,200	29,463,030	23,137,094
Checking - Interest Bearing	1,727,311	1,930,695	2,050,865
NOW	5,832,521	3,054,492	4,317,682
Money Market	41,273,690	36,324,952	27,355,587
Savings	1,884,713	2,107,354	2,691,246
Time Deposits	30,407,166	28,392,997	15,579,867
Total Deposits	107,021,601	101,273,520	75,132,341

Repurchase Agreements	710,576	883,603	820,075

Total Assets	130,028,620	124,262,545	97,863,900

Total Shareholders' Equity	20,420,596	20,331,849	20,063,581

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
STATEMENT OF OPERATIONS DATA	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Interest Income	$2,257,561	$1,651,715	$4,372,079	$3,155,043

Interest Expense	860,908	497,939	1,650,298	911,205

Provision for Loan Losses	27,451	162,507	127,244	104,475

Net Interest Income	1,369,202	991,269	2,594,537	2,139,363

Noninterest Income	279,837	196,582	520,679	377,035

Noninterest Expense	1,672,055	1,430,259	3,106,310	2,679,913

Net Income (Loss)	$(23,016)	$(242,408)	$8,906	$(163,515)

PER SHARE DATA
Basic Income (Loss) per Share	$(0.01)	$(0.08)	0.00	$(0.06)
Diluted Income (Loss) per Share	$(0.01)	$(0.08)	0.00	$(0.06)